Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-128216) of iVOW, Inc. (formerly known as Vista Medical Technologies, Inc.) and to the incorporation by reference therein of our report dated March 2, 2004, with respect to the consolidated financial statements and schedule of iVOW, Inc. (formerly known as Vista Medical Technologies, Inc.) included in its Annual report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
November 17, 2005